As filed with the Securities and Exchange Commission on June 25, 2003

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED FINANCIAL, INC.

(Exact Name of Registrant as Specified in its Charter)

NORTH CAROLINA	55-2137427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1128 South Main Street

Graham, North Carolina 27253-3338

(336) 226-1223

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

United Financial, Inc. 1999 Incentive Stock Option Plan

United Financial, Inc. 1999 Nonstatutory Stock Option Plan

(Full title of the plans)

WILLIAM M. GRIFFITH, JR.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

UNITED FINANCIAL, INC.

1128 SOUTH MAIN STREET

GRAHAM, NORTH CAROLINA 27253-3338

(336) 226-1223

(Name and address of agent for service)

WITH COPIES TO:

ANTHONY GAETA, JR., ESQ.

TODD H. EVESON, ESQ.

GAETA & ASSOCIATES, P.A.

808 SALEM WOODS DRIVE, SUITE 201

RALEIGH, NORTH CAROLINA 27615

(919) 845-2558

CALCULATION OF REGISTRATION FEE (1)

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(1)

Common Stock $1.00 Par Value	215,909	$7.92	(1)	$1,709,999	(1)	$139

(1)	The shares of Common Stock are being offered to eligible employees and directors of Registrant and its direct and indirect subsidiaries pursuant to options granted to them in accordance with the terms of the United Financial, Inc. 1999 Incentive Stock Option Plan and the United Financial, Inc. 1999 Nonstatutory Stock Option Plan (the “Plans”) adopted by Registrant in connection with a share exchange with Alamance National Bank whereby Alamance National Bank became the wholly-owned subsidiary of the Registrant. Pursuant to Rule 457(c) and Rule 457(h), the Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plans and an Offering Price equal to the average of the high and low prices reported on June 19, 2003.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Explanatory Note

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b) under the Securities Act of 1933 (“Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by Registrant with the Commission under the Securities Act are incorporated herein by reference:

(a)	Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)	Registrant’s Form 8-K dated as of January 17, 2003, January 27, 2003 and April 29, 2003.

In addition, all documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “BCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he or she acted in good faith and he or she reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests; (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A corporation may not indemnify an officer or director in connection with a proceeding by or in the right of the corporation in which he or she was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he or she was a party against reasonable expenses to the extent that he or she is wholly successful on the merits or otherwise in his or her defense. Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he or she met the applicable standard of conduct. Such determination may be made by; or (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; or (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; or (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iv) by the stockholders of the corporation.

The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. The Articles of Incorporation of the Registrant provide that current and former directors, officers, employees and agents of the Registrant, who are, were, or are threatened to be made a party to any threatened, pending or completed civil, criminal, administrative, investigative, or arbitrative action, suit or proceeding or appeal, shall be indemnified and held harmless to the fullest extent permitted by law. This indemnification provided by the Registrant’s Articles of Incorporation applies to all liability and expense, including, but not limited to, attorney’s fees, judgments, fines, excise taxes, settlement amounts, and attorney’s fees associated with the enforcement of such indemnification. The Bylaws of the Registrant provide for the indemnification of directors, officers, employees and agents to the maximum extent permitted by law.

Item 8. Exhibits

The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

Exhibit Number	Description

4.1	Specimen of Registrant’s Common Stock certificate *

5.1	Opinion of Gaeta & Associates, P.A. as to the legality of the securities being registered (filed herewith).

23.1	Consent of Larrowe & Company, P.L.C. (filed herewith).

23.2	Consent of Gaeta & Associates, P.A. (contained in the opinion filed herewith as Exhibit 5).

24.1	Power of Attorney (filed herewith).

99.1	1999 Incentive Stock Option Plan (filed herewith).

99.2	1999 Nonstatutory Stock Option Plan (filed herewith).

*	Incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002, as filed with the SEC on March 31, 2003.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Graham, State of North Carolina, on June 25, 2003.

UNITED FINANCIAL, INC.

By:	/s/ WILLIAM M. GRIFFITH, JR.
William M. Griffith, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons, in the capacities indicated, on June 25, 2003.

SIGNATURE	CAPACITY

/s/ WILLIAM M. GRIFFITH, JR.	Director, President and Chief Executive Officer
William M. Griffith, Jr.

/s/ WILLIAM E. SWING, JR.	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)
William E. Swing, Jr.

/s/ LARRY EUGENE BROOKS *	Director
Larry Eugene Brooks

/s/ DONALD RAY BULLIS *	Director
Donald Ray Bullis

/s/ WILLIAM FENTON COVINGTON *	Director
William Fenton Covington

/s/ EDWARD LEE DIXON *	Director
Edward Lee Dixon

/s/ PHOEBE MASSEY HARRISON *	Director
Phoebe Massey Harrison

/s/ LYNN SIDNEY LLOYD *	Director
Lynn Sidney Lloyd

/s/ PAUL EDWARD LOVE *	Director
Paul Edward Love

/s/ JOHN V. MOON *	Director
John V. Moon

/s/ D. MICHAEL PARKER *	Director
D. Michael Parker

/s/ JOHN KNOX PATTERSON *	Director
John Knox Patterson

SIGNATURE	CAPACITY

/s/ L.J. ROGERS, JR.*	Director
L.J. Rogers, Jr.

/s/ MORRIS L. SHAMBLEY*	Director
Morris L. Shambley

/s/ EDMUND LEE THOMPSON *	Director
Edmund Lee Thompson

* By:	/s/ WILLIAM M. GRIFFITH, JR.
William M. Griffith, Jr.
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

4.1	Specimen of Registrant’s Common Stock *

5.1	Opinion of Gaeta & Associates, P.A. as to the legality of the securities being registered

23.1	Consent of Larrowe & Company, P.L.C.

23.2	Consent of Gaeta & Associates, P.A. (Included in Exhibit 5)

24.1	Power of Attorney

99.1	1999 Incentive Stock Option Plan

99.2	1999 Nonstatutory Stock Option Plan

*	Incorporated by reference to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002 as filed with the SEC on March 31, 2003.